Exhibit 3.3

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

Sushi Ginza Onodera, Inc.

Sushi Ginza Onodera, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the corporation is Sushi Ginza Onodera, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was February 24, 2023 (the “Certificate of Incorporation”) under the original name of Sushi Onodera, Inc., which was changed to Sushi Ginza Onodera, Inc. pursuant to a Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 31, 2023.

2. This Certificate of Amendment to Certificate of Incorporation (this “Certificate of Amendment”) amends and the Certificate of Incorporation, and a new Section 4(a)(i) is hereby added as a new subsection of Section 4(a) of the Certificate, providing as follows:

Section 4.(a)(i) Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each 4.285714285 shares of the Common Stock issued and outstanding at the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each 4.285714285 shares of Pre-Split Common Stock shall become one share of the Common Stock, with any fractional shares of Common Stock resulting being rounded to the nearest whole share of Common Stock (the “Reverse Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified as a result of the Reverse Stock Split. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

3. The remaining provisions of the Certificate of Incorporation not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

4. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Corporation on November 27, 2023 and by the stockholders of the Corporation on November 27, 2023, in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment will be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 1st day of December, 2023.

By:	/s/ Shinji Nagao
Name:	Shinji Nagao
Title:	Chief Executive Officer

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